EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the use in this Amendment No. 3 of Registration Statement No. 333-126143 on Form SB-2 of Astrata Group Incorporated of our report dated June 6, 2005 (except the fourth paragraph of such report and Note 16, as to which the date is August 3, 2005; and the fifth paragraph of such report and the "Liquidity and Going Concern Considerations" section of Note 1, as to which the date is September 12, 2005) appearing in the Prospectus, which is part of this Registration Statement.

         We also consent to the reference to us under the headings "Selected Financial Information" and "Experts" in the Prospectus.

/s/ SQUAR, MILNER, REEHL & WILLIAMSON, LLP


November 25, 2005
Newport Beach, California